Exhibit 8.1

List of Subsidiaries and Principal Consolidated Variable Interest Entities*

Subsidiaries	Jurisdiction of Incorporation

21ViaNet Group Limited	Hong Kong
21Vianet Data Center Co., Ltd.	PRC
21Vianet Anhui Suzhou Technology Co., Ltd.	PRC

Variable Interest Entities

Beijing aBitCool Network Technology Co., Ltd.	PRC
Beijing 21Vianet Broad Band Data Center Co., Ltd.	PRC
21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.	PRC
Shanghai Wantong 21Vianet Information Technology Co., Ltd.	PRC
Zhiboxintong (Beijing) Network Technology Co., Ltd.	PRC
Beijing Chengyishidai Network Technology Co., Ltd.	PRC
Shenzhen Cloud Information Technology Co., Ltd.	PRC
Guangzhou Gehua Network Technology and Development Co., Ltd.	PRC
Shanghai Cloud 21Vianet Network Co., Ltd.	PRC
Langfang Xunchi Computer Data Processing Co., Ltd.	PRC

*	Other consolidated variable interest entities of the Company have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.